EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedule of Pinnacle Entertainment, Inc. (which report expresses an unqualified opinion and include explanatory paragraphs relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006 and the adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No 109 on January 1, 2007), and the effectiveness of Pinnacle Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Pinnacle Entertainment, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, NV
March 26, 2008